UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report:  April 27, 2007

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

11290 Pyrites Way, Suite 200

Gold River, California 95670

(Address of principal executive offices)

(916) 853-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Compensation Matter

On April 27, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of InsWeb Corporation approved base salary increases and option grants for three newly appointed executive officers. Effective immediately:

The base salary for Mr. Jaimie Pickles, President and Chief Operating Officer, will be increased $25,000 to $265,000; however, Mr. Pickles elected to receive options to purchase 4,178 shares in lieu of $15,000 of his cash compensation. Mr. Pickles also was granted options to purchase 25,000 shares, which will vest monthly over the next twelve months. Mr. Pickles also will be relocating to the Sacramento, California area and will be entitled to reimbursement of relocation expenses consistent with the Company’s guidelines.

The base salary for Mr. Kiran Rasaretnam, Chief Financial Officer, will be increased $20,000 to $200,000; however, Mr. Rasaretnam elected to receive options to purchase 5,570 shares in lieu of $20,000 of his cash compensation. Mr. Rasaretnam also was granted options to purchase 20,000 shares, which will vest monthly over the next twelve months.

The base salary for Mr. Steven Yasuda, Chief Accounting Officer, will be increased $7,500 to $149,500; however, Mr. Yasuda elected to receive options to purchase 2,089 shares in lieu of $7,500 of his cash compensation. Mr. Yasuda also was granted options to purchase 7,500 shares, which will vest monthly over the next twelve months.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2007	INSWEB CORPORATION
(Registrant)

/s/ Kiran Rasaretnam
Kiran Rasaretnam
Chief Financial Officer